UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(e) of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

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☐	Definitive Information Statement

ADUROMED INDUSTRIES, INC.

(Name of Registrant as specified in its charter)

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ADUROMED INDUSTRIES, INC.
3 Trowbridge Drive
Bethel, Connecticut 06801

To the Stockholders of Aduromed Industries, Inc.:

Our Board has proposed Certificates of Amendment to effect the following amendments to our Certificate of Incorporation (collectively, the "Charter Amendments"):

•	to change the corporate name of the Company to “MedClean Technologies, Inc.”; and

•
to effect a reverse stock split of the Company’s Common Stock, $.0001 par value, at a specific ratio to be determined by the Board of Directors of not more than one-for-fifty such that one new share of Common Stock will be issued for up to every fifty shares of issued and outstanding Common Stock.

Each of the foregoing matters is described in more detail in the attached Information Statement, and all capitalized terms are defined therein.

On or about twenty days following the mailing of this Information Statement the holders of more than 50% of our Common Stock, voting as a single class, will approve the Charter Amendments by written consent.

The Information Statement is being sent to you for informational purposes only. We are not asking for a proxy or vote on any of the matters described therein. However, we encourage you to read the Information Statement carefully.

Sincerely,

Scott Grisanti
Chief Executive Officer

Bethel, CT
September _, 2008

ADUROMED INDUSTRIES, INC.
3 Trowbridge Drive
Bethel, Connecticut 06801

INFORMATION STATEMENT
AND
NOTICE OF ACTION TO BE TAKEN WITHOUT A MEETING

This Information Statement and Notice of Action to be Taken Without a Meeting is being furnished by the board of directors (the "Board") of Aduromed Industries, Inc. (the "Company," "we", "our" or "us") to the holders of our Common Stock (as defined herein) at September__, 2008 (the "Record Date") in connection with the filing of certificates of amendment, in the forms attached hereto as Annex A (the "Certificates of Amendment") to our Certificate of Incorporation, which would effect the following amendments to our Certificate of Incorporation (collectively, the "Charter Amendments"):

Amendment 1	To change our corporate name to “MedClean Technologies, Inc.”.

Amendment 2
To effect a reverse stock split of the Company’s Common Stock, $.0001 par value, at a specific ratio to be determined by the Board of not more than one-for-fifty (the “Reverse Split”) such that one new share of Common Stock will be issued for up to every fifty shares of issued and outstanding Common Stock.

Pursuant to Section 228 of the Delaware General Corporation Law (the "DGCL"), any action that may be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Under federal law these proposals may not be effected until at least 20 days after this Information Statement has first been sent to our stockholders, at which time, we intend to file the Certificates of Amendment with the Delaware Secretary of State. We may file separate Certificates of Amendment regarding the name change and the Reverse Split, and the time at which we file such Certificate of Amendment regarding the name change is referred to herein as the "Name Change Effective Time" and the time at which we file such Certificate of Amendment regarding the Reverse Split is referred to herein as the "Reverse Split Effective Time."

We will obtain the required approval for the Charter Amendments by means of a written consent of stockholders, dated on or about October __, 2008. A meeting to approve the Charter Amendments is therefore unnecessary, and our Board decided to forego the expense of having one.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is first being mailed on or about September__, 2008, to the holders of our outstanding Common Stock as of the Record Date.

 VOTING SECURITIES AND PRINCIPAL HOLDERS

As of the Record Date, we had issued approximately 561,702,534 and outstanding approximately 561,406,934 shares of Common Stock, par value $0.0001 per share (the "Common Stock"), held by approximately 1,417 stockholders of record.

Set forth below is information as to each class of our voting securities entitled to vote on the Charter Amendments, together with the number of outstanding shares of each such class and number of votes to which each class is entitled.

Class of Security	Number of Shares Outstanding	Number of Votes to Which Such Class is Entitled
Common Stock	561,406,934	561,406,934
Preferred Stock	-0-	-0-

CHANGE OF CONTROL

A Master Restructuring Agreement, dated as of July 10, 2008 (the “MRA”), was entered into among the Company, the Company’s wholly-owned subsidiary, Aduromed Corporation (“Aduromed”, and together with the Company, the “Companies”), Pequot Capital Management, Inc. (“Pequot”), on behalf of various funds managed by Pequot (the “Pequot Funds”), Sherleigh Associates Inc. Defined Benefit Pension Plan (“Sherleigh”), holders of $1,225,000 in principal amount of the Company’s 12% Secured Promissory Notes due July 31, 2008 (the “Bridge Loan Holders”), and Mr. Joseph Esposito, corporate and business development advisor to the Company and Chairman of the Board (“Esposito”).

Pursuant to the terms of the MRA, (i) the Amended and Restated Stockholders' Agreement, dated as of January 23, 2006, by and among the Companies, the Pequot Funds, Sherleigh and Mr. Damien Tanaka, and (ii) Mr. Tanaka’s employment agreement, both of which contained voting agreements among the parties for the election of directors of the Companies, were terminated.

As of August 4, 2008 (the “Effective Time”), pursuant to the terms of the MRA, the parties to the MRA agreed among themselves to vote their collective shares of Common Stock such that (i) the Board would be increased to nine (9) members, (ii) the Pequot Funds shall have the right to have two (2) designees elected to the Board, (iii) Sherleigh shall have the right to have two (2) designees elected to the Board, and (iv) Heller Capital Management shall have the right to have one (1) designee elected to the Board.

As of the Effective Time, the Company has only common stockholders and the major common stockholders are as follows:

Common Stockholder	% Ownership Post Restructuring	% Ownership Post Restructuring Fully Diluted
The Pequot Funds	23.35%	28.21%
Sherleigh	12.81%	13.30%
Heller Capital Investments	16.21%	8.41%
Esposito	5.15%	7.48%

AMENDMENT 1

Purpose and General Effect of Amendment

The Board deems it advisable and in the best interests of the Company and its stakeholders to bring the goodwill associated with the identity and recognition of the “MedClean” brand name into the corporate name of the Company.

AMENDMENT 2

Our Board has unanimously approved and adopted, subject to stockholder approval, the Reverse Split.

Pursuant to the proposed Reverse Split, a specified number of outstanding shares of Common Stock, not to exceed fifty, would be combined and become one share of Common Stock. When this proposal is approved by written consent of holders of more than 50% of our Common Stock, the Board will have the authority, but not the obligation, in its sole discretion, to select the exact ratio for the Reverse Split and implement the Reverse Split without further action on the part of stockholders. The Company is proposing that the Board have such discretion, rather than proposing that stockholders approve a specific ratio, in order to give the Board flexibility and allow the Board to consider various factors at the time of implementation of the Reverse Split, including prevailing market and economic conditions, the historical and projected performance of the Common Stock and trading volumes, and the projected impact of the Reverse Split on trading liquidity, among other factors.

As of the Record Date, the Company had 561,406,934 shares of Common Stock issued and outstanding. Based on the number of shares currently issued and outstanding, immediately following the Reverse Split the Company would have approximately 11,228,139 shares of Common Stock issued and outstanding (without giving effect to rounding for fractional shares) and total authorized shares of 28,000,000 if the ratio for the Reverse Split is one for fifty. The par value of the Common Stock will not be changed in connection with the Reverse Split.

When approved and if implemented, the Reverse Split will be realized simultaneously and in the same ratio for all shares of the Common Stock. All holders of Common Stock will be affected uniformly by the Reverse Split, which will have no effect on the proportionate holdings of any of our stockholders, except for possible changes due to the treatment of fractional shares resulting from the Reverse Split. In lieu of issuing fractional shares, the Company will round up in the event a stockholder would be entitled to receive less than one share of Common Stock as a result of the Reverse Split. In addition, the split will not affect any holder of Common Stock’s proportionate voting power (subject to the treatment of fractional shares), and all shares of Common Stock will remain fully paid and non-assessable. The number of authorized shares of the Company’s preferred stock will not be affected in any way by the Reverse Split.

When approved by written consent of holders of more than 50% of our Common Stock and if implemented by the Board, the Reverse Split would be effective as of the Reverse Split Effective Time and the Board will determine the actual time of filing of the Charter Amendment regarding the Reverse Split.

The Board reserves the right, notwithstanding stockholder approval and without further action by stockholders, to elect not to proceed with the Reverse Split if the Board determines that the Reverse Split is no longer in the best interests of the Company and its stockholders. If the Reverse Split is not implemented by the Board by August 31, 2009, then the Reverse Split will be deemed abandoned, without further effect.

Reasons for the Reverse Split

The primary purpose for effecting the Reverse Split is to increase the trading price of our Common Stock and decrease the number of outstanding shares of our Common Stock so as to:

•	make our Common Stock more attractive to investors, in particular institutional investors, and facilitate investment in the Company;

•
bring the share price of our Common Stock, along with the number of shares of our Common Stock authorized, and the number of shares of our Common Stock outstanding, to a range more appropriate and more in line with other companies with comparable market capitalization; and

In determining to authorize the Reverse Split, and in light of the foregoing, our Board considered, among other things, that a sustained higher per share price of our Common Stock, which should result from the Reverse Split, might heighten the interest of the financial community in the Company and potentially broaden the pool of investors that may consider investing in the Company. Our Board has determined that investors who would otherwise be potential investors in our Common Stock would prefer to invest in shares that trade in a price range higher than the range in which the Common Stock currently trades. On September __, 2008, the closing sale price of our Common Stock on the Over-The-Counter Bulletin Board was [$0.18]. In theory, the Reverse Split should cause the trading price of a share of our Common Stock after the Reverse Split to be up to fifty times what it would have been if the Reverse Split had not taken place, depending on the ratio selected by the Board. However, this will not necessarily be the case.

In addition, our Board considered that as a matter of policy, many institutional investors are prohibited from purchasing stocks below certain minimum price levels. For the same reason, brokers may be reluctant to recommend lower-priced stocks to their clients, or may discourage their clients from purchasing such stocks. Other investors may be dissuaded from purchasing lower-priced stocks because the commissions, as a percentage of the total transaction, tend to be higher for such stocks. Our Board believes that, to the extent that the price per share of our Common Stock remains at a higher per share price as a result of the Reverse Split, some of these concerns may be ameliorated. The combination of lower transaction costs and increased interest from investors could also have the effect of increasing the liquidity of the Common Stock.

Another potential effect of the Reverse Split is making the Company more attractive to employees and service providers. Some potential employees and service providers may be less likely to work for a company with a low stock price, regardless of the company’s market capitalization. If the Reverse Split successfully increases the per share trading price of the Common Stock, such increase may increase our ability to attract, retain and motivate employees and service providers.

Our Board also believes that the total number of shares of our Common Stock currently outstanding is disproportionately large relative to our present market capitalization and that a Reverse Split would bring the number of outstanding shares to a level more in line with other companies with comparable capitalizations. Moreover, our Board considered that when the number of outstanding shares of Common Stock is unreasonably large in relation to a company’s earnings, a significant positive change in net earnings is required to create a noticeable improvement, in absolute terms, in such company’s reported earnings per share levels. If we were to effect a Reverse Split and decrease the number of shares outstanding, our investors could more easily understand the impact on earnings (or loss) per share attributable to the operational efforts of our management.

In evaluating whether or not to authorize the Reverse Split, in addition to the considerations described above, our Board also took into account various negative factors associated with reverse stock splits. These factors include:

•	the negative perception of reverse stock splits held by some investors, analysts and other stock market participants;

•	the fact that the stock price of some companies that have implemented reverse stock splits has subsequently declined back to pre-reverse stock split levels;

•	the adverse effect on liquidity that might be caused by a reduced number of shares outstanding, and the potential concomitant downward pressure decreased liquidity could have on the trading price; and

•	the costs associated with implementing a reverse stock split.

Also, other factors such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our Common Stock. As a result, there can be no assurance that the price of our Common Stock would be maintained at the per share price in effect immediately following the effective time of the Reverse Split. There also can be no assurance that the total market capitalization of the Company following the Reverse Split will be higher than the market capitalization preceding the split or that an increase in our trading price, if any, would be sufficient to generate investor interest.

If the Reverse Split is effected, stockholders will own a fewer number of shares than they currently own (a number equal to the number of shares owned immediately prior to the Reverse Split divided by a number up to fifty). While we expect that the Reverse Split will result in an increase in the per share price of our Common Stock, the Reverse Split may not increase the per share price of our Common Stock in proportion to the reduction in the number of shares of our Common Stock outstanding. It also may not result in a permanent increase in the per share price, which depends on many factors, including our performance, prospects and other factors that may be unrelated to the number of shares outstanding. The history of similar reverse splits for companies in similar circumstances is varied.

If the Reverse Split is effected and the per share price of our Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Split. Furthermore, the liquidity of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Split.

In addition, the Reverse Split will likely increase the number of stockholders who own “odd lots” (stock holdings in amounts of less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Any reduction in brokerage commissions resulting from the Reverse Split may be offset, in whole or in part, by increased brokerage commissions required to be paid by stockholders selling odd lots created by the split.

Finally, if we implement the Reverse Split, immediately following the Reverse Split the Company would have approximately 16,771,861 authorized but unissued shares of our Common Stock (assuming a split ratio of one to fifty and without giving effect to rounding for fractional shares). After giving effect to authorized but unissued shares which the Company is obligated to reserve for issuance upon exercise of outstanding warrants and options, the Company would have approximately 6,357,498 authorized but unissued shares of our Common Stock available for issuance, which will be substantially the same percentage basis compared to total authorized shares (22.71%) as pre-Reverse Split. The Reverse Split is not being proposed in response to any effort of which the Company is aware to accumulate shares of Common Stock or obtain control of the Company.

Principal Effects of the Reverse Split

General

The Reverse Split will affect all of holders of our Common Stock uniformly and will not change the proportionate equity interests of such stockholders, nor will the respective voting rights and other rights of holders of our Common Stock be altered, except for possible changes due to the treatment of fractional shares resulting from the Reverse Split, as described below. The number of authorized shares of the Company’s preferred stock will not be affected in any way by the Reverse Split.

Exchange Act Matters

Our Common Stock is currently registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Split, if implemented, will not affect the registration of our Common Stock under the Exchange Act or our reporting or other requirements thereunder. Our Common Stock is currently traded, and following the Reverse Split will continue to be traded, on the Over-The-Counter Bulletin Board under the symbol “ADRM.OB”, subject to our continued satisfaction of the OTCBB listing requirements. The Charter Amendment regarding the name change of the Company will, however, require us to have a new symbol which will be determined at the Name Change Effective Time. The CUSIP number for our Common Stock will also change in connection with the Reverse Split and the name change and will be reflected on new certificates issued by the Company and in electronic entry systems.

Number of Shares of Common Stock and Number of Stockholders

If approved and implemented, the Reverse Split would have the following effects on the number of shares of Common Stock:

1. up to fifty shares of our Common Stock owned by a stockholder immediately prior to the Reverse Split would become one share of Common Stock after the Reverse Split;

2. all outstanding but unexercised options and warrants entitling the holders thereof to purchase shares of our Common Stock will enable such holders to purchase, upon exercise of their options or warrants, up to one-fiftieth of the number of shares of our Common Stock that such holders would have been able to purchase upon exercise of their options or warrants immediately preceding the Reverse Split, at an exercise price equal to up to fifty times the exercise price specified before the Reverse Split, resulting in approximately the same aggregate exercise price being required to be paid upon exercise thereof immediately preceding the Reverse Split; and

3. the number of shares of our Common Stock reserved for issuance (including the maximum number of shares that may be subject to options) under our stock option plan will be reduced to up to one-fiftieth of the number of shares currently included in such plan.

Rounding in Lieu of Issuing Fractional Shares

The Company will not issue fractional shares in connection with the Reverse Split. Instead, the Company will round up to the nearest whole share any stockholder’s share ownership to the extent such stockholder would be entitled to receive less than one share of Common Stock or greater as a result of the Reverse Split.

Accounting Matters

The Reverse Split will not affect total stockholders’ equity on our balance sheet. However, because the par value of our Common Stock will remain unchanged, the components that make up total stockholders’ equity will change by offsetting amounts. As a result of the Reverse Split, the stated capital component attributable to our Common Stock will be reduced to an amount equal to up to one-fiftieth of its present amount, and the additional paid-in capital component will be increased by the amount by which the stated capital is reduced. The per share net loss and net book value per share of our Common Stock will be increased as a result of the Reverse Split because there will be fewer shares of our Common Stock outstanding.

Procedure for Effecting the Reverse Split and Filing the Certificate of Amendment

Generally

If the Board determines that the Reverse Split continues to be in the best interests of the Company and its stockholders, our Board will file the Certificate of Amendment effecting the Reverse Split with the Secretary of State of the State of Delaware. The Reverse Split will become effective as of 5:00 p.m. eastern time on the Reverse Split Effective Time. At the Reverse Split Effective Time, each lot of up to fifty shares of Common Stock issued and outstanding immediately prior to the Reverse Split Effective Time will, automatically and without any further action on the part of our stockholders, be combined into and become one share of Common Stock, subject to the treatment for fractional shares described above, and each certificate which, immediately prior to the Reverse Split Effective Time, represented pre-Reverse Split shares, will be deemed cancelled and, for all corporate purposes, will be deemed to evidence ownership of post-Reverse Split shares. However, a stockholder will not be entitled to receive any dividends or distributions payable after the Reverse Split Effective Time until that stockholder surrenders and exchanges his or her certificates.

Securities Transfer Corporation, the Company’s transfer agent (the “Transfer Agent”), will act as exchange agent for purposes of implementing the exchange of stock certificates, and is sometimes referred to as the “exchange agent.” As soon as practicable after the Reverse Split Effective Time, a letter of transmittal will be sent to stockholders of record as of the Reverse Split Effective Time for purposes of surrendering to the exchange agent certificates representing pre-Reverse Split shares in exchange for certificates representing post-Reverse Split shares in accordance with the procedures set forth in the letter of transmittal. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. From and after the Reverse Split Effective Time, any certificates formerly representing pre-Reverse Split shares which are submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will be exchanged for certificates representing post-Reverse Split shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

In connection with the Reverse Split, our Common Stock will change its current CUSIP number. This new CUSIP number will appear on any new certificates representing post-Reverse Split shares of our Common Stock.

Street Name and Book-Entry Holders

Upon the Reverse Split, the Company intends to treat shares held by stockholders in “street name”, through a bank, broker or other nominee, in the same manner as stockholders whose shares are registered in their own names. Banks, brokers and other nominees will be instructed to effect the Reverse Split for their beneficial holders. These brokers, banks and other nominees may have other procedures for processing the transaction, however, and stockholders holding in street name are encouraged to ask their brokers, banks or other nominees any questions they may have regarding such procedures.

Stockholders who hold some or all of their shares in electronic book-entry form with the Transfer Agent do not have certificates evidencing their ownership and need not take any action to receive their post-Reverse Split shares. Rather, a statement will be sent automatically to any such stockholder’s address of record indicating the effects of the transaction, including the number of shares of Common Stock held following the Reverse Split.

Certain U.S. Federal Income Tax Consequences

The discussion below is only a summary of certain U.S. federal income tax consequences of the Reverse Split generally applicable to beneficial holders of shares of our Common Stock and does not purport to be a complete discussion of all possible tax consequences. This summary addresses only those stockholders who hold their pre-Reverse Split shares as “capital assets” as defined in the Internal Revenue Code of 1986, as amended (the “Code”), and will hold the post-Reverse Split shares as capital assets. This discussion does not address all U.S. federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, and foreign stockholders. The following summary is based upon the provisions of the Code, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Each stockholder should consult his, her or its own tax advisor as to the particular facts and circumstances that may be unique to such stockholder and also as to any estate, gift, state, local or foreign tax considerations arising out of the Reverse Split.

The Reverse Split will qualify as a recapitalization for U.S. federal income tax purposes. As a result,

•	Stockholders should not recognize any gain or loss as a result of the Reverse Split.

•	The aggregate basis of a stockholder’s pre-Reverse Split shares will become the aggregate basis of the shares held by such stockholder immediately after the Reverse Split.

•	The holding period of the shares owned immediately after the Reverse Split will include the stockholder’s holding period before the Reverse Split.

The above discussion is not intended or written to be used, and cannot be used by any person, for the purpose of avoiding U.S. Federal tax penalties. It was written solely in connection with the solicitation of stockholder votes with regard to a proposed reverse split of our Common Stock.

APPROVAL OF ACTION

The table below sets forth the total number of shares of Common Stock entitled to vote and the number of shares our Board expects to receive as consent to the action. Approval for the Charter Amendments requires the affirmative vote of the holders of a majority of the outstanding voting securities. We will obtain this approval on or about October __, 2008, through the written consent of a majority of the outstanding shares of our voting securities.

Class of Security	Number of Votes to Which Such Class is Entitled	Number of Votes to be Cast	Percentage Received
Common Stock	561,406,934	300,783,342	53.58%

Since we will obtain the required approval for the Charter Amendments by means of this written consent, a meeting to approve the Charter Amendments is unnecessary, and our Board decided to forego the expense of holding one to approve this matter.

The Charter Amendments will become effective upon the filing of the Certificates of Amendment with the Delaware Secretary of State, which is expected to occur following the mailing of this Information Statement to our stockholders and taking of the majority consent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT

The following table and footnotes set forth as of September 15, 2008, the number and percentage of the outstanding shares of Common Stock which, according to the information supplied to the Company, were beneficially owned by (i) each person who is currently a director of AII, (ii) each executive officer, (iii) all current directors and executive officers of AII as a group, and (iv) each person who, to the knowledge of the Company, is the beneficial owner of more than 5% of the outstanding Common Stock.

Except as otherwise noted, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

Security Ownership of Beneficial Owners of More than 5% of Each Class of AII’s Voting Securities

Title of Security	Name and Address of Beneficial Owner	Amount and Nature of of Beneficial Ownership	Percentage of Class

Common Stock	Pequot Capital Management, Inc.(1)(7)	262,194,911	47.79%
	500 Nyala Farm Road
	Westport, CT 06880

Common Stock	Sherleigh Associates Inc.	143,886,241	26.23%
	Defined Benefit Pension Plan(2)(7)
	920 Fifth Avenue #3B
	New York, NY 10021
	153 E. 53rd Street, 55th Floor
	New York, NY 10022

Common Stock	Heller Capital Investments(3)(7)	90,992,647	16.21%
	700 East Palisade Avenue
	Englewood Cliffs, NJ 07632

Common Stock	Joseph Esposito(4)	72,900,000	13.29%
	3 Trowbridge Drive
	Bethel, CT 06801

Common Stock	Scott Grisanti(5)	61,333,333	11.18%
	3 Trowbridge Drive
	Bethel, CT 06801
Common Stock	Truk Funds(6)	48,000,000	8.75%
	c/o Atoll Asset Management LLC
	One East 52nd Street
	New York, New York 10022
____________

(1) Consists of (i) 131,097,456 shares owned of record, and (ii) 131,097,456 shares issuable upon exercise of warrants at an exercise price of $0.025 per share.

(2) Consists of (i) 71,943,121 shares owned of record, and (ii) 71,943,121 shares issuable upon exercise of warrants at an exercise price of $0.025 per share.
(3) Ronald Heller is a manager of Heller Capital Investments and individually owns 18,333,333 shares of common stock. Mr. Heller disclaims beneficial ownership of the shares owned by Heller Capital Investments. Mr. Heller’s son’s IRA account holds 7,314,348 shares of record with respect to which Mr. Heller disclaims beneficial ownership.
(4) Consists of (i) 975,000 shares owned of record, (ii) 12,000,000 shares issuable upon exercise of warrants at an exercise price of $0.025 per share, and (iii) 4,000,000 shares issuable upon exercise of options at an exercise price of $0.025 per share.
(5) Consists of (i) 20,000,000 shares owned of record, (ii) 36,000,000 shares issuable upon exercise of warrants at an exercise price of $0.025 per share, and (iii) 5,333,333 shares issuable upon exercise of options at an exercise price of $0.025 per share.
(6) Consists of (i) 17,040,000 shares owned of record by Truk Opportunity Fund, (ii) 17,040,000 shares issuable upon exercise of warrants held by Truk Opportunity Fund at an exercise price of $0.025 per share, (iii) 6,960,000 shares owned of record by Truk International Fund, LP (iv) 6,960,000 shares issuable upon exercise of warrants held by Truk International Fund, LP at an exercise price of $0.025 per share.
(7) In accordance with the Master Restructuring Agreement (i) Pequot Capital Management, Inc., and Sherleigh Associates Inc. Defined Benefit Plan have the right to two (2) nominees each to be elected members of the Company’s board of directors, and (ii) Heller Capital Investments has the right to one (1) nominee to be elected a member of the Company’s board of directors.

 Security Ownership of Management (Directors and Executive Officers)

Title of Security	Name and Address of Beneficial Owner	Amount and Nature of of Beneficial Ownership	Percentage of Class

Common Stock	Joseph Esposito(1)	72,900,000	13.29%
	3 Trowbridge Drive
	Bethel, CT 06801
Common Stock	Scott Grisanti(2)	61,333,333	11.18%
	3 Trowbridge Drive
	Bethel, CT 06801
Common Stock	Damien R. Tanaka(3)	27,278,499	4.97%
	3 Trowbridge Drive
	Bethel, CT 06801
Common Stock	Kevin T. Dunphy(4)	7,324,833	1.34%
	3 Trowbridge Drive
	Bethel, CT 06801
Common Stock	Jay S. Bendis (5)	669,250	<1%
	71 Springcrest Drive
	Akron, OH 44333
Common Stock	Ronald A. LaMorte (6)	400,000	<1%
	36 Haystack Hill Road
	Orange, CT 06470
Common Stock	Elan Gandsman (7)	400,000	<1%
	135 College Street
	New Haven, CT 06510
Common Stock	All Directors and	170,305,915	31.04%
	Executive Officers
	As a Group
_________________________

(1) Consists of (i) 975,000 shares owned of record, (ii) 12,000,000 shares issuable upon exercise of warrants at an exercise price of $0.025 per share, and (iii) 4,000,000 shares issuable upon exercise of options at an exercise price of $0.025 per share.

(2) Consists of (i) 20,000,000 shares owned of record, (ii) 36,000,000 shares issuable upon exercise of warrants at an exercise price of $0.025 per share, and (iii) 5,333,333 shares issuable upon exercise of options at an exercise price of $0.025 per share.
(3) Consists of (i) 7,632,000 shares owned of record, (ii) 897,500 shares issuable upon exercise of warrants at an exercise price of $0.0557 per share, (iii) 5,415,665.78 shares issuable upon exercise of options at an exercise price of $0.0557 per share, (iv) 10,000,000 shares issuable upon exercise of warrants at an exercise price of $0.025 per share, and (v) 3,333,333 shares issuable upon exercise of options at an exercise price of $0.025 per share. Brothers and sisters of Mr. Tanaka own 179,500 shares of Common Stock of record with respect to which Mr. Tanaka disclaims beneficial ownership.
(4) Consists of (i) 658,167 shares issuable upon exercise of options at an exercise price of $0.1393 per share, (ii) 5,000,000 shares issuable upon exercise of warrants at an exercise price of $0.025 per share, and (iii) 1,666,666 shares issuable upon exercise of options at an exercise price of $0.025 per share.
(5) Consists of (i) 269,250 shares held of record (ii) 50,000 shares issuable upon exercise of options at an exercise price of $0.40 per share, (iii) 50,000 shares issuable upon exercise of options at an exercise price of $0.55 per share and (iv) 300,000 shares issuable upon exercise of options at an exercise price of $0.052 per share.
(6) Consists of (i) 50,000 shares issuable upon exercise of options at an exercise price of $0.40 per share, (ii) 50,000 shares issuable upon exercise of options at an exercise price of $0.55 per share and (iii) 300,000 shares issuable upon exercise of options at an exercise price of $0.052 per share.
(7) Consists of (i) 50,000 shares issuable upon exercise of options at an exercise price of $0.40 per share, (ii) 50,000 shares issuable upon exercise of options at an exercise price of $0.55 per share and (iii) 300,000 shares issuable upon exercise of options at an exercise price of $0.052 per share.

DISSENTERS' RIGHTS OF APPRAISAL

Pursuant to the DGCL, any stockholder that objects to the Charter Amendments will not have any right to receive from us the fair value of his, her or its shares. The DGCL provides that any provision of our Certificate of Incorporation may be amended by approval of the Board and the affirmative written consent of the holders of a majority of the voting power of the outstanding shares entitled to vote thereon; provided that, any amendment that would adversely affect the rights of the holders of any class or series of Common Stock must be approved by the holders of a majority of the shares of such class or series. The Charter Amendments were adopted by the holders of a majority of the shares entitled to vote thereon.

FINANCIAL STATEMENTS

Copies of the Company’s most recent annual and quarterly financial statements are attached to this Information Statement as Annex B.

ADDITIONAL INFORMATION

 PLEASE READ THIS ENTIRE DOCUMENT. Further information is available by request or can be accessed on the Internet. We are subject to the informational requirements of the Exchange Act, and in accordance therewith, file annual and quarterly reports, proxy and information statements and other disclaimers with the SEC. These documents and other information can be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov or at other Internet sites such as http://www.freeedgar.com. A copy of any public filing is also available, at no charge, by contacting the undersigned at (203) 798-1080.

                                        By Order of the Board of Directors,

                                        Scott Grisanti
                                        Chief Executive Officer
Bethel, Connecticut
September __, 2008

ANNEX A
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
ADUROMED INDUSTRIES, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

Aduromed Industries, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

FIRST: Resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be considered by the stockholders of the Corporation entitled to vote thereon were duly adopted at a meeting of the Board of Directors of the Corporation held on September __, 2008.

SECOND: Thereafter, said amendment was approved in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware by the written consent of a majority of the stockholders of the Corporation entitled to vote thereon (being the holders of the Corporation's Common Stock) and notice to the stockholders eligible to vote, but who did not consent in writing, was delivered as required by Section 228(d).

THIRD: Said amendment would amend the Certificate of Incorporation of the Corporation by changing the name of the Corporation as set forth in Article FIRST to:

“MedClean Technologies, Inc.”

FOURTH: Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed on the ______ day of __________, 2008 and the undersigned does hereby affirm, under the penalties of perjury, that the statements contained herein have been examined by him and are true and correct.

ADUROMED INDUSTRIES, INC.

Chief Executive Officer

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
ADUROMED INDUSTRIES, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

Aduromed Industries, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

FIRST: Resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be considered by the stockholders of the Corporation entitled to vote thereon were duly adopted at a meeting of the Board of Directors of the Corporation held on September __, 2008.

SECOND: Thereafter, said amendment was approved in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware by the written consent of a majority of the stockholders of the Corporation entitled to vote thereon (being the holders of the Corporation's Common Stock) and notice to the stockholders eligible to vote, but who did not consent in writing, was delivered as required by Section 228(d).

THIRD: Said amendment would amend Article FOURTH of the Certificate of Incorporation of the Corporation as follows:

“FOURTH. Shares

The aggregate number of shares which the Corporation shall have the authority to issue is [Eighty Eight Million (88,000,000)] shares, of which [Twenty Eight Million (28,000,000)] shares shall be shares of Common Stock of a par value of $0.0001 each, and Sixty Million (60,000,000) shares shall be shares of Preferred Stock of a par value of $0.0001 each. In connection with such recapitalization, One (1) new share of Common Stock, par value $0.0001 per share, shall be issued for every [fifty] shares of issued and outstanding Common Stock, par value $0.0001 per share. Upon the filing of this Certificate of Amendment, every existing [fifty] shares of Common Stock shall represent the right to receive One (1) new share of Common Stock. No fractional shares shall be issued, and instead, all fractions of shares will be rounded up to the next whole share.”

FOURTH: Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed on the ______ day of __________, 2008 and the undersigned does hereby affirm, under the penalties of perjury, that the statements contained herein have been examined by him and are true and correct.

ADUROMED INDUSTRIES, INC.

Chief Executive Officer

ANNEX B

Financial Statements

ADUROMED INDUSTRIES, INC.
CONSOLIDATED FINANCIAL STATEMENTS

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2008

PAGE

CONDENSED CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2008 AND DECEMBER 31, 2007	F1

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED JUNE 30, 2008 AND 2007	F2

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007	F3

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007	F4

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	F5

DECEMBER 31, 2007

INDEX	Page

Report of Independent Registered Public Accounting Firm	F13

Consolidated Balance Sheets as of December 31, 2007 and 2006	F14

Consolidated Statements of Operations for the years ended December 31, 2007 and 2006	F15

Consolidated Statements of Stockholders’ Equity (Deficit) for the two year period ended December 31, 2007	F16

Consolidated Statements of Cash Flows for the years ended December 31, 2007 and 2006	F17

Notes to the Consolidated Financial Statements	F18

ADUROMED INDUSTRIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets
Cash	$71,575	$212,215
Accounts receivable (net of $11,418 allowance)	56,198	739,840
Revenues in excess of billings	55,535	-
Inventory	631,098	900,938
Prepaid expenses	-	55,350
Total current assets	814,406	1,908,343

Property, plant and equipment, net	300,286	351,179

Long term deposits	17,988	17,988

Total assets	$1,132,680	$2,277,510

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable and accrued liabilities	$826,844	$517,402
Deferred revenue	157,702	245,391
Dividends payable	1,074,013	864,013
Accrued liquidated damages	602,000	602,000
Billings in excess of revenue	853,141	1,221,338
Short term secured notes payable	1,225,000	1,225,000
Convertible debt, face value $1,225,000, due August 4, 2008	1,159,733	28,892
Short term notes payable related party	250,000	-
Current portion of notes payable	313,563	197,756
Total current liabilities	6,461,996	4,901,792

Notes payable, less current portion	-	62,476

Total liabilities	6,461,996	4,964,268

Stockholders' deficit
Preferred stock: $.0001 par value; 60,000,000 shares authorized; 22,043,862 shares issued and outstanding	2,204	2,204
Common stock: $.0001 par value; 1,400,000,000 shares authorized; 21,890,306 and 21,665,306 shares issued and outstanding	2,212	2,167
Additional paid-in capital	9,965,483	9,363,671
Accumulated deficit	(15,299,215)	(12,054,800)
Total stockholders' deficit	(5,329,316)	(2,686,758)

Total liabilities and stockholders' deficit	$1,132,680	$2,277,510

See Notes to Consolidated Financial Statements

ADUROMED INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended
	June 30,
	2008	2007
Revenues
Contract revenues earned	$330,739	$532,657
Sales and service revenues	187,216	228,858
Total revenues	517,955	761,515

Cost of sales	333,484	408,910

Gross profit	184,471	352,605

Operating expenses
Salaries and wages	319,149	406,352
General and administrative expenses	518,144	440,605
Depreciation expense	21,956	23,382
Total operating expenses	859,249	870,339

Loss from operations	(674,778)	(517,734)

Other income and expenses
Interest income	239	4,840
Interest expense	(836,081)	(47,385)
Total other income and expenses	(835,842)	(42,545)

Net loss before income taxes	(1,510,620)	(560,279)

Provision for income tax benefit	-	-

Net loss	$(1,510,620)	$(560,279)

Basic and diluted net loss per common share	$(0.07)	$(0.03)

Weighted average common shares outstanding	22,015,101	20,683,257

See Notes to Consolidated Financial Statements

ADUROMED INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Six months ended
	June 30,
	2008	2007
Revenues
Contract revenues earned	$854,223	$1,114,248
Sales and service revenues	351,758	417,873
Total revenues	1,205,981	1,532,121

Cost of sales	809,082	921,863

Gross profit	396,899	610,258

Operating expenses
Salaries and wages	689,990	822,944
General and administrative expenses	1,083,691	968,085
Depreciation expense	44,315	46,582
Total operating expenses	1,817,996	1,837,611

Loss from operations	(1,421,097)	(1,227,353)

Other income and expenses
Interest income	614	13,709
Interest expense	(1,613,932)	(93,313)
Total other income and expenses	(1,613,318)	(79,604)

Net loss before income taxes	(3,034,415)	(1,306,957)

Provision for income tax benefit	-	-

Net loss	$(3,034,415)	$(1,306,957)

Basic and diluted net loss per common share	$(0.15)	$(0.07)

Weighted average common shares outstanding	21,895,940	20,683,257

See Notes to Consolidated Financial Statements

ADUROMED INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six months ended
	June 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(3,034,415)	$(1,306,957)
Adjustments to reconcile net loss to net cash used in operations:
Stocks, Warrants and options issued for services	601,857	167,999
Depreciation expense	44,315	46,582
Disposal of Fixed Assets	6,578	-
Changes in operating assets and liabilities:
Accounts receivable	683,642	(381,097)
Revenues in excess of billings	(55,535)	72,610
Inventory	269,840	(130,499)
Prepaid expenses	55,350	(153,462)
Accounts payable and accrued liabilities	99,442	(787,665)
Change in convertible debt	1,130,841
Deferred revenue	(87,689)	34,407
Billings in excess of revenue	(368,197)	199,512
Interest on notes payable	5,850	5,850
Dividends payable	210,000	210,000
Net cash used in operating activities	(438,121)	(2,022,720)

Cash flows from investing activities:
Purchase of fixed assets	-	(10,429)
Net cash used in investing activities	-	(10,429)

Cash flows from financing activities:
Issuance of convertible notes		1,275,000
Repayments of notes payable	(52,519)	(3,927)
Issuance of note payable	300,000	-
Increase in line of credit	50,000	-
Net cash provided by financing activities	297,481	1,271,073

Decrease in cash and cash equivalents	(140,640)	(762,076)

Cash and cash equivalents, beginning of period	212,215	1,892,336
Cash and cash equivalents, end of period	$71,575	$1,130,260

Supplemental disclosures of cash flow information:
Cash paid for interest	$77,131	$2,968
Supplemental disclosures of non-cash investing and financing activities:
Accrual of preferred stock dividends	$210,000	$210,000

See Notes to Consolidated Financial Statements

ADUROMED INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

The condensed consolidated balance sheets of Aduromed Industries Inc., and subsidiaries (“Aduromed”, the “Company”, “AII”) as of June 30, 2008 and December 31, 2007, the condensed consolidated statements of operations for the three and six month period ended June 30, 2008 and 2007, and the condensed consolidated statements of cash flows for the six month period ended June 30, 2008 and 2007 have been prepared by the Company without audit. In the opinion of management, the information contained herein reflects all adjustments necessary to make the presentation of the Company’s condensed financial position, results of operations and cash flows not misleading. All such adjustments are of a normal recurring nature.

The accompanying condensed consolidated financial statements do not contain all of the information and disclosures required by accounting principles generally accepted in the United States of America and should be read in conjunction with the consolidated financial statements and related notes included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2007, filed on March 31, 2008 and amended on July 24, 2008.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. The Company has incurred substantial recurring losses, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company has available cash and cash equivalents of approximately $71,575 at June 30, 2008 which it intends to utilize for working capital purposes and to continue developing its business. On August 4, 2008 the Company closed on a Master Restructuring Agreement (“MRA”) pursuant to which the Company has received $4,405,000 in equity funding as of the date of this filing and has retired or converted all of its preferred stock, liquidated damages, accrued dividends on the preferred stock and a bridge loan in the amount of $1,225,000 into shares of common stock. Concurrent with the MRA, the Company increased its authorized common shares to 1.4 billion shares of common stock. With the restructuring agreement and $4,405,000 received in cash, the Company believes it has adequate cash for the next 12 months.

2. BUSINESS DESCRIPTION - ORGANIZATION

The Company designs, fabricates and installs systems to treat regulated medical waste on site. Its principal products are the Aduromed MedClean® series systems. AII through its subsidiary provides MedClean® systems to hospitals and other medical facilities as efficient, safe, cost-effective and legally-compliant solutions as alternatives to incineration or off-site hauling of untreated medical waste and to other types of alternative treatment technologies and methodologies.

ADUROMED INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

EARNINGS (LOSS) PER COMMON SHARE

The net earnings (loss) per common share are computed by dividing the net loss for the period by the weighted average number of shares outstanding for the period. Outstanding warrants and options for the period ending June 30, 2008 and 2007 amounting to 43,943,271 and 43,774,696 respectively were not included in the calculation for net loss per common share because it would be antidilutive.

Outstanding Preferred A and B class of stock nor the common stock equivalents associated with the conversion feature for the period ending June 30, 2008 and 2007 amounting to 22,043,862 for both periods of both classes of Preferred stock were not included in the calculation for net loss per common share as it would be antidilutive.

The numerator and denominator used in the basic and diluted earnings (loss) per share of common stock computations are presented in the following table:

	Six months ended June 30,		Three months ended June 30,
	2008	2007	2008	2007
NUMERATOR FOR BASIC AND DILUTED EPS (LPS)
Net loss per statement of operations	$(3,034,415)	$(1,306,957)	$(1,510,620)	$(560,279)
Dividend payable to preferred stockholders	(210,000)	(210,000)	(105,000)	(105,000)
Net loss to common stockholders	$(3,244,415)	$(1,516,957)	$(1,615,620)	$(665,279)

DENOMINATOR FOR BASIC AND DILUTED EPS (LPS)
Weighted average shares of common stock outstanding	21,895,940	20,683,257	22,015,101	20,683,257

Basic and diluted EPS (LPS)	$(0.15)	$(0.07)	$(0.07)	$(0.03)

USE OF ESTIMATES

The preparation of the accompanying financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

ADUROMED INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company maintains cash deposits with financial institutions, which from time to time may exceed federally insured limits. The Company has not experienced any losses and believes it is not exposed to any significant credit risk from cash. At June 30, 2008, the Company has no cash balances on deposit in any one account with a financial institution in excess of the federally insured limits.

CONTROL BY PRINCIPAL STOCKHOLDERS

The directors, executive officers, participants in the Master Restructuring Agreement and their affiliates or related parties, own beneficially and in the aggregate, the majority of the voting power of the outstanding shares of the common stock of the Company. Accordingly, the directors, executive officers and their affiliates, if they voted their shares uniformly, would have the ability to control the approval of most corporate actions, including increasing the authorized capital stock of the Company and the dissolution, merger or sale of the Company's assets.

DEPENDENCE ON PRINCIPAL CUSTOMER

One principal customer, Aramark, represents a significant portion of our revenues. We recognized revenue of approximately $420,050 or 35% and $424,974 or 28% of total revenue from Aramark in the six months ended June 30, 2008 and 2007, respectively. The loss of our principal customer would have a significant adverse impact on our business.

ACCOUNTS RECEIVABLE

The Company maintains an accounts receivable ledger to track amounts due from individual customers. The Company continuously monitors the creditworthiness of its customers and has established an allowance for amounts that may be uncollectible in the future based on current economic conditions, historical payments and specific customer related collection issues. The allowance for bad debts was $11,418 as of June 30, 2008 and December 31, 2007.

PROPERTY, PLANT AND EQUIPMENT

The Company has property, plant and equipment that consist of automobiles, computers and related accessories, and office furniture. The depreciation is calculated using the straight line method over the life of the property. All property has a useful life of 3 to 10 years. The following table summarizes these assets as of June 30, 2008 and December 31, 2007:

ADUROMED INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	June 30,	December 31,
	2008	2007
Vehicles	31,061	41,338
Office Furniture	164,525	164,525
Computers and Accessories	167,081	175,485
Leasehold Improvements	117,997	117,997
	480,664	499,345
Accumulated Depreciation	180,378	148,166
	300,286	351,179

INVENTORY

The Company maintains an inventory, which consists primarily of component parts, spare parts and disposable goods. The average cost method is utilized in valuing the inventory, and is stated at the lower of cost or market. The following table summarizes these assets as of June 30, 2008 and December 31, 2007:

	June 30,	December 31,
	2008	2007

Component & spare parts	146,858	742,310
Consumables	20,446	29,384
Advance payments	132,982	129,244
Total inventory	300,286	900,938

REVENUE RECOGNITION

The Company recognizes revenues from fixed-price and modified fixed-price construction type contracts on the percentage-of-completion method, measured by the percentage of cost incurred to date to estimated total cost for each contract. That method is used because management considers total cost to be the best available measure of progress on the contracts. Because of inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change within the near term. The Company typically bills 25% of the contract at signing, 50% upon delivery of components, and the final 25% upon completion of installation and start-up.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and income, which are recognized in the period in which the revisions are determined. Changes in estimated job profitability resulting from job performance, job conditions, contract penalty provisions, claims, change orders, and settlements, are accounted for as changes in estimates in the current period.

ADUROMED INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company provides a one year warranty on the systems it installs. The Company also obtains a one year warranty on the system components from the component manufacturer, thereby mitigating potential warranty costs. Accordingly, the Company has accrued no reserve for warranty. After the warranty term expires the Company offers a maintenance agreement of one or more years to the customer. The Customer is billed for, and pays for the maintenance agreement in advance. Revenues from such maintenance agreements are recognized ratably over the lives of the maintenance agreements, with the excess of the amount collected over the amount recognized as deferred revenue. At June 30, 2008 and December 31, 2007, the Company had $157,702 and $245,391, respectively in deferred revenue from maintenance agreements.

Revenues from the sale of accessories, repairs and replacement parts are recognized when the goods are shipped to the customer in accordance with a valid order agreement. The order agreement specifies delivery terms and pricing, and is considered to reasonably assure collection from the customer.

4. CONTRACTS IN PROGRESS

The Company entered into construction type contracts to furnish and install its systems in hospitals. There were six outstanding contracts at June 30, 2008. The following table summarizes these outstanding contracts:

Contract	Revenue	Amounts	Revenues in	Billings in excess
Amount	Recognized	Billed	excess of Billings	of Revenues
Outstanding contracts at June 30, 2008
1,327,930	949,221	1,327,930	-	378,709
231,257	12,447	12,447	-	-
483,596	163,939	215,271	-	51,332
299,759	64,875	188,632	-	123,757
559,594	76,219	375,562	-	299,343
473,014	370,877	315,342	55,535	-
			55,535	853,141

Outstanding contracts at December 31, 2007
1,327,930	683,593	1,327,930	-	644,337
483,117	458,995	483,117	-	24,122
231,257	12,447	12,447	-	-
483,596	106,076	120,899	-	14,823
257,820	-	257,820	-	257,820
282,948	-	94,316	-	94,316
559,594	5,611	191,531	-	185,920
			-	1,221,338

ADUROMED INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.  SHORT-TERM NOTES PAYABLE RELATED PARTY

On March 17, 2008, the Company entered into a factoring agreement with a stockholder of the Company whereby the Company received $300,000 secured by specific milestone billings. The company agreed to pay interest at 15% per annum. As further incentive the Company issued 600,000 warrants with an exercise price of $0.09. The estimated value of the warrants is added to paid-in-capital and amortized to interest expense over the live of the loan. The warrant agreement expires on March 16, 2013. On May 23 2008, the Company repaid $50,000 of principal on this note and on August 7, 2008, repaid the remaining balance of $250,000 with accrued interest of $16,200.

6.  NOTE PAYABLE

The Company has a note payable to a bank. The note is personally guaranteed by an officer of the Company, bears interest at the bank’s prime interest rate adjusted quarterly (5.25% at June 30, 2008 and 7.75% at December 31, 2007). The balance of $100,000 is due in 2012. The Company intends on repaying this note during the second half of 2008.

7. COMMON STOCK

For the six months ended June 30, 2008, 450,000 shares of common stock were issued to a business advisor and consultant to the Company as part of his compensation package. The shares were valued at $0.23 per share for a total value of $103,500. The Company has a further obligation to issue 75,000 shares of common stock per month through August 22, 2008.

On August 4, 2008 concurrent with the closing of the Master Restructuring Agreement the Company increased its authorized common shares to 1.4 billion shares and has issued 433,628,275 shares of common stock since June 30, 2008.

8. RECLASSIFICATION

We reclassified warrants amortization expenses in the three and six month periods of 2007 from General and Administrative expenses to interest expense to conform to the current period presentation. There is no effect on the net loss for the prior period.

9. SUBSEQUENT EVENT

On July 10, 2008, the Company, the Company’s wholly-owned subsidiary, Aduromed Corporation (“Aduromed”), Pequot Capital Management, Inc. (“Pequot”), on behalf of various funds managed by Pequot (the “Pequot Funds”), Sherleigh Associates Inc. Defined Benefit Pension Plan (“Sherleigh”), holders of $1,225,000 in principal amount of the Company’s 12% Secured Promissory Notes due July 31, 2008 (the “Bridge Loan Holders”), and Mr. Joseph Esposito, corporate and business development advisor to the Company (“Esposito”) entered into a Master Restructuring Agreement (“MRA”) regarding their respective investments in the Company.

ADUROMED INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The transactions contemplated by the MRA were consummated as of August 4, 2008 (the “Effective time”). As of the Effective time, existing investments in the Company will be restructured pursuant to the terms of the MRA and certain other changes were implemented The major terms of the MRA are as follows:

Sherleigh (i) converted its shares of Series A and Series B Preferred Stock into 20,000,081 shares of common stock of the Company, par value $0.0001 per share (“Common Stock”), (ii) converted accumulated dividends payable on its Preferred Stock as of June 30, 2008 in the amount of $383,576 into 15,343,040 shares of Common Stock and received additional common stock purchase warrants for 15,343,040 shares of Common Stock at an exercise price of $0.025 per share, and (iii) converted liquidated damages in the amount of $215,000 payable to Sherleigh by the Company into 8,600,000 shares of Common Stock and received additional common stock purchase warrants for 8,600,000 shares of Common Stock at an exercise price of $0.025 per share.

The Pequot Funds surrendered their shares of Series A and Series B Preferred Stock to the Company which shares were cancelled, and the Pequot Funds forfeited their right to receive accumulated dividends payable on their Preferred Stock as of June 30, 2008 in the amount of $690,436 and liquidated damages in the amount of $387,000 payable to the Pequot Funds by the Company.

The Series A and B Preferred Warrants were amended such that they collectively represent the right to purchase 55,999,998 shares of Common Stock at an exercise price of $0.025 per share, of which Pequot Funds holds warrants for the purchase of 36,000,001 shares of Common Stock and Sherleigh holds warrants for the purchase of 19,999,997 shares of Common Stock and weighted average anti-dilution rights have been terminated.

The Amended and Restated Stockholders Agreement, dated as of January 23, 2006 among the Company, Aduromed, the Pequot Funds and Sherleigh was terminated.

The Bridge Loan Holders collectively converted a deemed principal amount of $1,275,000 of their notes into 93,750,000 shares of Common Stock and all such Bridge Loan Holders’ outstanding common stock warrants were collectively converted into warrants for the purchase of 93,750,000 shares of Common Stock at an exercise price of $0.025 per share and anti-dilution rights were terminated. All documents entered into in connection with the bridge loan were terminated.

Esposito and his new management associates invested $1,250,000 into the Company in return for 20,000,000 shares of Common Stock and common stock purchase warrants representing an equal amount of shares of Common Stock at an exercise price of $0.025 per share.

ADUROMED INDUSTRIES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

The Pequot Funds invested an additional $1,300,000 into the Company, with post restructuring holdings of 131,097,456 shares of Common Stock and warrants to purchase 131,097,456 shares of Common Stock at $0.025 per share.

Sherleigh invested an additional $700,000 into the Company, with post restructuring holdings of 71,943,023 shares of Common Stock and warrants to purchase 71,943,023 shares of Common Stock at $0.025 per share.

Child, Van Wagoner & Bradshaw, PLLC

A Professional Limited Liability Company of CERTIFIED PUBLIC ACCOUNTANTS

5296 S. Commerce Dr., Suite 300, Salt Lake City, UT 84107	PHONE: (801) 281-4700 FAX: (801) 281-4701

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Audit Committee
Aduromed Industries, Inc.
Bethel, Connecticut

We have audited the consolidated balance sheet of Aduromed Industries, Inc. (the Company) as of December 31, 2007, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2007 and 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aduromed Industries, Inc. as of December 31, 2007, and the results of its consolidated operations and its consolidated cash flows for the years ended December 31, 2007 and 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred substantial recurring losses. This raises substantial doubt about the Company’s ability to meet its obligations and to continue as a going concern. Management’s plans in regard to this matter are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah
March 26, 2008

ADUROMED INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2007	2006
ASSETS
Current assets
Cash	$212,215	$1,892,336
Accounts receivable (net of $11,418 and $16,100 allowance)	739,840	175,237
Revenues in excess of billings	-	158,215
Inventory	900,938	639,806
Prepaid expenses	55,350	51,528
Total current assets	1,908,343	2,917,122

Property, plant and equipment, net	351,179	435,221

Long term deposits	17,988	18,488

Total assets	$2,277,510	$3,370,831

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued liabilities	$517,402	$1,061,203
Deferred revenue	245,391	68,103
Dividends payable	864,013	444,013
Accrued liquidated damages	602,000	602,000
Billings in excess of revenue	1,221,338	366,064
Short term secured notes payable	1,225,000	-
Convertible debt, face value $1,225,0000, due June 27, 2008	28,892	-
Current portion of notes payable	197,756	141,600
Total current liabilities	4,901,792	2,682,983

Notes payable, less current portion	62,476	250,224

Total liabilities	4,964,268	2,933,207

Stockholders' deficit
Preferred stock: $.0001 par value; 60,000,000 shares authorized; 22,043,862 shares issued and outstanding	2,204	2,204
Common stock: $.0001 par value;200,000,000 shares authorized; 21,665,306 and 20,683,257 shares issued and outstanding	2,167	2,068
Additional paid-in capital	9,363,671	7,539,326
Accumulated deficit	(12,054,800)	(7,105,974)
Total stockholders' deficit	(2,686,758)	437,624

Total liabilities and stockholders' deficit	$2,277,510	$3,370,831

See Notes to Consolidated Financial Statements

ADUROMED INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended
	December 31,
	2007	2006
Revenues
Contract revenues earned	$1,744,238	$4,138,720
Sales and service revenues	1,120,959	455,627
Total revenues	2,865,197	4,594,347

Cost of sales	1,775,896	3,292,658

Gross profit	1,089,301	1,301,689

Operating expenses
Salaries and wages	1,604,725	1,707,062
General and administrative expenses	1,991,409	2,647,614
Depreciation expense	90,621	59,811
Total operating expenses	3,686,755	4,414,487

Loss from operations	(2,597,454)	(3,112,798)

Other income and expenses
Interest income	24,794	77,608
Interest expense	(1,956,166)	(247,121)
Total other income and expenses	(1,931,372)	(169,513)

Net loss before income taxes	(4,528,826)	(3,282,311)

Provision for income tax benefit	-	-

Net loss	$(4,528,826)	$(3,282,311)

Basic and diluted net loss per common share	$(0.24)	$(0.18)

Weighted average common shares outstanding	20,977,732	20,643,910

See Notes to Consolidated Financial Statements

ADUROMED INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE TWO YEAR PERIOD ENDED DECEMBER 31, 2007

	Preferred Stock		Common Stock		Additional	Accumulated
	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Total

Balance December 31, 2005	6,263,702	$626	19,001,152	$1,900	$3,300,100	$(3,419,431)	$(116,805)

Issuance of Series B preferred stock	15,780,160	1,578	-	-	5,009,392		5,010,970
Costs of issuance					(568,629)		(568,629)
Stock issued on note conversion			341,050	34	99,966		100,000
Stock issued on note conversion			341,050	34	99,966		100,000
Stock issued for purchase of AII(1) & recapitalization			1,000,005	100	(600,100)		(600,000)
Warrants and options issued for services					198,631		198,631
Preferred stock dividend						(404,232)	(404,232)
Net loss for the year	-	-	-	-	-	(3,282,311)	(3,282,311)
Balance December 31, 2006	22,043,862	2,204	20,683,257	2,068	7,539,326	(7,105,974)	437,624

Stock issued on note conversion			397,163	40	91,308		91,348
Stock issued on note conversion			165,011	17	37,936		37,953
Stock issued for consulting services			375,000	38	86,212		86,250
Stock issued on employee stock option conversion			44,875	5	6,288		6,293
Warrants and options issued for services					1,602,601		1,602,601
Preferred stock dividend						(420,000)	(420,000)
Net loss for the year	-	-	-	-	-	(4,528,826)	(4,528,826)
Balance December 31, 2007	22,043,862	$2,204	21,665,306	$2,167	$9,363,671	$(12,054,800)	$(2,686,758)

(1) Name changed from General Devices Inc to Aduromed Industries Inc.(AII) on January 30, 2007

See Notes to Consolidated Financial Statements

ADUROMED INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	Year ended
	December 31,
	2007	2006
Cash flows from operating activities:
Net loss	$(4,528,826)	$(3,282,311)
Adjustments to reconcile net loss to
net cash used in operations:
Stock issued for services and interest	86,250	-
Warrants and options issued for services	471,758	198,631
Beneficial conversion feature	1,159,735
Depreciation expense	90,621	59,811
Bad debt write off	-	-
Write off fixed assets	7,170
Convert Capital lease to Operating lease	(7,123)
Changes in operating assets and liabilities:
Accounts receivable	(564,603)	(92,288)
Revenues in excess of billings	158,215	(1,748)
Inventory	(261,132)	(593,765)
Prepaid expenses	(3,822)	(26,997)
Long term deposits	500	64,472
Accounts payable and accrued liabilities	(963,800)	423,778
Deferred revenue	177,288	34,432
Billings in excess of revenue	855,274	366,064
Interest on notes payable	11,700	11,700
Accrued dividends payable	420,000	404,232
Net cash used in operating activities	(2,890,795)	(2,433,989)

Cash flows from investing activities:
Purchase of fixed assets	(13,749)	(415,625)
Net cash used in investing activities	(13,749)	(415,625)

Cash flows from financing activities:
Acquisition of shell company	-	(600,000)
Proceeds from convertible notes payable	1,275,000	-
Repayment of convertible note payable	(50,000)	-
Repayments of notes payable	(6,870)	492,551
Proceeds from stock options	6,293	-
Proceeds from issuance of preferred stock	-	5,010,970
Costs of issuance of preferred stock	-	(568,629)
Net cash provided by financing activities	1,224,423	4,334,892

Increase in cash and cash equivalents	(1,680,121)	1,485,278

Cash and cash equivalents, beginning of period	1,892,336	407,058
Cash and cash equivalents, end of period	$212,215	$1,892,336

Supplemental disclosures of cash flow information:
Cash paid for interest	$85,441	$38,013
Cash paid for income taxes	$-	$-
Supplemental disclosures of noncash investing and financing activities:
Conversion of note to stock	$129,301	$200,000

See Notes to Consolidated Financial Statements

ADUROMED INDUSTRIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. The Company has incurred substantial recurring losses, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On June 27, 2007 the Company entered into a secured loan arrangement with various investors for gross proceeds of $1,275,000. The notes evidencing the loan have an original issue discount of 10%, bear interest at 12% per annum and have a maturity of six months. These loans are secured by the assets of the Company and are guaranteed by the Company’s wholly-owned subsidiary, Aduromed Corporation. In connection with the loan, the investors will also receive five year warrants to purchase a total of 2,550,000 shares of the Company’s common stock at a price of $0.38 per share (“Loan Warrants”). In the event that the Company consummates a financing involving the issuance of the Company’s common stock or securities convertible into such common stock and accompanying warrants (“Financing Warrants”) with gross proceeds of at least $1,500,000, the exercise price and anti-dilution provisions of the Loan Warrants will be reset to match the terms of the Financing Warrants. The net proceeds of the loan was approximately $1,047,175 after discounts, placement fees and expenses.

On December 27, 2007, in consideration for the issuance of additional warrants for the purchase of a total of 2,450,000 shares of the Company’s common stock, holders of $1,225,000 in principal amount of such secured loan arrangement agreed to extend the maturity of such loan to June 30, 2008. Such warrants will have a five year term and an exercise price equal to the exercise price of warrants issued in the Company’s next financing involving the issuance of the Company’s common stock or securities convertible into such common stock with proceeds of $2,000,000 or more (a “Qualified Financing”). As additional consideration for agreeing to such extension these holders were given the right to covert the principal amount of their secured notes into common stock of the Company prior to the Company’s next Qualified Financing at a conversion price equal to one-half of the closing market price of such common stock on the day of conversion.

The Company has available cash and cash equivalents of approximately $212,215 at December 31, 2007 which it intends to utilize for working capital purposes and to continue developing its business. To supplement its cash resources, the Company has been pursuing a number of alternative financing arrangements with various investment entities. We are currently looking to secure additional working capital to provide the necessary funds for us to execute our business plan through various sources, including bank facilities, bridge loans and equity offerings. However, we continue to incur significant operating losses and the resultant reduction of our cash position. We cannot assure that we will be able to obtain additional funding, and the lack thereof would have a material adverse impact on our business. Moreover, any equity funding could be substantially dilutive to existing stockholders. The aforementioned factors raise substantial doubt about our ability to continue as a going concern.

2. BUSINESS DESCRIPTION - ORGANIZATION

Effective January 30, 2007, the issuer (“AII” or “Company”) changed its corporate name from General Devices, Inc. to Aduromed Industries, Inc.

Effective January 23, 2006, the Company merged (the “Merger”) with Aduromed Corporation, a Delaware corporation (“Aduromed”), whereby Aduromed became the wholly-owned subsidiary of the Company and the former holders of the equity in Aduromed became holders of equity in AII. Aduromed is the Company’s sole operating entity. Reference is sometimes made to the “Companies” when describing the business and operations of the combined entities. Otherwise the term “Company” refers only to AII.

The Company designs, fabricates and installs systems to treat regulated medical waste on site. Its principal products are the Aduromed MedClean™ series systems. AII through its subsidiary, provides MedClean™ systems to hospitals and other medical facilities as efficient, safe, cost-effective and legally-compliant solutions as alternatives to incineration or off-site hauling of untreated medical waste and to other types of alternative treatment technologies and methodologies.

Pursuant to the terms of the Merger, each holder of a share of Aduromed's common stock (par value $0.01 per share) became entitled to 1.795 shares of AII’s Common Stock, and each holder of Aduromed's series A preferred stock (par value $0.01 per share) became entitled to 1.795 shares of AII’s Series A Preferred Stock. In addition, warrants previously issued to certain Aduromed Preferred Holders entitling them to purchase a total of 3,489,527 shares of Aduromed’s common stock at $0.68 per share were converted into AII warrants ("Series A Investor Warrants") to purchase 6,263,702 shares of AII Common Stock at $0.37883 per share.

Pursuant to the Merger, all warrants issued by Aduromed then outstanding ("Aduromed Warrants") were converted into warrants issued by AII to purchase AII shares of Common Stock at a conversion rate of 1.795 shares of AII Common Stock for each share covered by the Aduromed Warrants with an exercise price per share reduced by a corresponding factor of 1.795. The modifications of these options did not result in any additional stock compensation expense under FAS 123 (R).

Under the terms of the Merger, AII agreed to assume the obligations of Aduromed under the Securities Purchase Agreement, dated as of September 30, 2005, between the Aduromed Preferred Holders and Aduromed as amended by the Amended and Restated Securities Purchase Agreement dated as of January 23, 2006; and, pursuant thereto, on January 23, 2006 the Company issued 15,780,160 shares of AII Series B Preferred Stock and 15,780,160 warrants ("Series B Investor Warrants"), each to purchase 15,780,160 shares of AII Common Stock at $0.31754 and $0.37883 per share, respectively, to the Aduromed Preferred Holders in consideration for their investing an additional $5,010,970.04 in AII. (The Series A Investor Warrants and the Series B Investor Warrants are hereinafter referred to collectively, as the "Investor Warrants".)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

EARNINGS (LOSS) PER COMMON SHARE

The net earnings (loss) per common share is computed by dividing the net loss for the period by the weighted average number of shares outstanding for the period. Outstanding warrants and options for the year ending December 31, 2007 and 2006 amounting to 44,527,322 and 40,773,639 respectively were not included in the calculation for net loss per common share because it would be antidilutive.

Outstanding Preferred A and B class of stock nor the common stock equivalents associated with the conversion feature for the year ending December 31, 2007 and 2006 amounting to 22,043,862 for both periods of both classes of Preferred stock were not included in the calculation for net loss per common share as it would be antidilutive.

The numerator and denominator used in the basic and diluted earnings (loss) per share of common stock computations are presented in the following table:

	2007	2006
NUMERATOR FOR BASIC AND DILUTED EPS (LPS)
Net loss per statement of operations	$(4,528,826)	$(3,282,311)
Dividend payable to preferred stockholders	(420,000)	(404,232)
Net loss to common stockholders	$(4,948,826)	$(3,686,543)

DENOMINATOR FOR BASIC AND DILUTED EPS (LPS)
Weighted average shares of common stock outstanding	20,977,732	20,643,910

Basic and diluted EPS (LPS)	$(0.24)	$(0.18)

USE OF ESTIMATES

The preparation of the accompanying financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

The Company maintains cash deposits with financial institutions, which from time to time may exceed Federally insured limits. The Company has not experienced any losses and believes it is not exposed to any significant credit risk from cash. At December 31, 2007, the Company has no cash balances on deposit in one account with a financial institution in excess of the Federally insured limits by a total of approximately $112,000.

CONTROL BY PRINCIPAL STOCKHOLDERS

The directors, executive officers and their affiliates or related parties, own beneficially and in the aggregate, the majority of the voting power of the outstanding shares of the common stock of the Company. Accordingly, the directors, executive officers and their affiliates, if they voted their shares uniformly, would have the ability to control the approval of most corporate actions, including increasing the authorized capital stock of the Company and the dissolution, merger or sale of the Company's assets.

DEPENDENCE ON PRINCIPAL CUSTOMER

One principal customer, Aramark, represents a significant portion of our revenues. For the years ended December 31, 2007 and 2006, we recognized approximately $913,000 or 32% and $1,722,000 or 37% respectively of total revenue in revenue from Aramark. The loss of our principal customer would have a significant adverse impact on our business.

ACCOUNTS RECEIVABLE

The Company maintains an accounts receivable ledger to track amounts due from individual customers. The Company continuously monitors the creditworthiness of its customers and has established an allowance for amounts that may be uncollectible in the future based on current economic conditions, historical payments and specific customer related collection issues. The allowance for bad debts was $11,418 and $16,100 as of December 31, 2007 and 2006, respectively.

PROPERTY, PLANT AND EQUIPMENT

The Company has property, plant and equipment that consist of automobiles, computers and related accessories, and office furniture. The depreciation is calculated using the straight line method over the life of the property. All property has a useful life of 3 to 10 years. The following table summarizes these assets as of December 31, 2007 and 2006:

	December 31,
	2007	2006
Vehicles	41,338	41,338
Office Furniture	164,525	179,709
Computers and Accessories	175,485	170,322
Leasehold Improvements	117,997	117,997
	499,345	509,366
Accumulated Depreciation	148,166	74,145
	351,179	435,221

INVENTORY

The Company maintains an inventory, which consists primarily of component parts, spare parts and disposable goods. The inventory, using the average cost method, was $900,938 and $639,806 as of December 31, 2007 and 2006 respectively and is stated at the lower of cost or market. The following table summarizes these assets as of December 31, 2007 and 2006:

	2007	2006
Component & spare parts	$742,310	$528,734
Consumables	29,384	26,839
Advance payments	129,244	84,233
Total Inventory	$900,938	$639,806

BUSINESS COMBINATION

On January 30, 2007, the Company changed its corporate name from General Devices, Inc. to Aduromed Industries, Inc.

On January 23, 2006, Aduromed Corporation became the wholly owned subsidiary of Aduromed Industries Inc following the Merger and is the sole operating unit.

REVENUE RECOGNITION

The Company recognizes revenues from fixed-price and modified fixed-price construction type contracts on the percentage-of-completion method, measured by the percentage of cost incurred to date to estimated total cost for each contract. That method is used because management considers total cost to be the best available measure of progress on the contracts. Because of inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change within the near term. The Company typically bills 25% of the contract at signing, 50% upon delivery of components, and the final 25% upon completion of installation and start-up.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and income, which are recognized in the period in which the revisions are determined. Changes in estimated job profitability resulting from job performance, job conditions, contract penalty provisions, claims, change orders, and settlements, are accounted for as changes in estimates in the current period.

The Company provides a one year warranty on the systems it installs. The Company also obtains a one year warranty on the system components from the component manufacturer, thereby mitigating potential warranty costs. Accordingly, the Company has accrued no reserve for warranty. After the warranty term expires the Company offers a maintenance agreement of one or more years to the customer. The Customer is billed for, and pays for the maintenance agreement in advance. Revenues from such maintenance agreements are recognized ratably over the lives of the maintenance agreements, with the excess of the amount collected over the amount recognized as deferred revenue. At December 31, 2007 and 2006 the Company had $245,391and $68,103 in deferred revenue from maintenance agreements.

Revenues from the sale of accessories, repairs and replacement parts are recognized when the goods are shipped to the customer in accordance with a valid order agreement. The order agreement specifies delivery terms and pricing, and is considered to reasonably assure collection from the customer.

4. CONTRACTS IN PROGRESS

The Company entered into construction type contracts to furnish and install its systems in hospitals. There were seven outstanding contracts at December 31, 2007 and three outstanding at December 31, 2006. The following table summarizes these outstanding contracts:

Contract	Revenue	Amounts	Revenues in	Billings in excess
Amount	Recognized	Billed	excess of Billings	of Revenues
Outstanding contracts at December 31, 2007
1,327,930	683,593	1,327,930	-	644,337
483,117	458,995	483,117	-	24,122
231,257	12,447	12,447	-	-
483,596	106,076	120,899	-	14,823
257,820	-	257,820	-	257,820
282,948	-	94,316	-	94,316
559,594	5,611	191,531	-	185,920
3,626,262	1,266,722	2,488,060	-	1,221,338

Outstanding contracts at December 31, 2006
1,327,930	644,589	995,948	-	351,359
1,961,600	1,946,895	1,961,600	-	14,705
993,544	903,373	745,158	158,215	-
4,283,074	3,494,857	3,702,706	158,215	366,064

5.	SHORT TERM SECURED NOTES PAYABLE

On June 27, 2007 the Company entered into a secured loan arrangement with various lenders for $1,275,000. The notes have an original issue discount of 10%, bear interest at 12% per annum and have a maturity of six months. These loans are secured by the assets of the Company and are guaranteed by the Company’s wholly-owned subsidiary, Aduromed Corporation. The lenders received five year warrants to purchase a total of 2,550,000 shares of the Company’s common stock at a price of $0.38 per share. On December 27, 2007, in consideration for the issuance of additional warrants for the purchase of a total of 2,450,000 shares of the Company’s common stock, holders of $1,225,000 in principal amount of such secured loan arrangement agreed to extend the maturity of such loan to June 30, 2008. On December 27, 2007, the Company paid off $50,000 of the original note.

6.	NOTES PAYABLE

The following table summarizes the Notes Payable outstanding as of December 31, 2007 and 2006

Note Balance	Short Term	Long Term
Outstanding at December 31, 2007
$18,985	$6,509	$12,476
50,000	-	50,000
191,247	191,247	-
	197,756	62,476

Outstanding at December 31, 2006
$24,785	$7,092	$17,693
8,192	5,208	2,984
50,000	-	50,000
129,300	129,300	-
179,547	-	179,547
	141,600	250,224

The Company has a note payable on a vehicle purchase due to a third party. The note bears interest at 5.85%, requires payments of $591 per month through November 2010 and is secured by the purchased vehicle. The balance on the note at December 31, 2007 and December 31, 2006 was $18,985 and $24,785 respectively.

The Company has a note payable to a bank. The note is personally guaranteed by an officer of the Company, bears interest at the bank’s prime interest rate adjusted quarterly (7.755% at December 31, 2007 and 8.25% at December 31, 2006). The balance of $50,000 is due in 2012.

There is an outstanding note payable. The note bears a 12% interest rate and matured on December 15, 2003. Both parties have entered a verbal agreement to extend the maturity date on this note indefinitely. No accrued interest has been paid on this note to date. The following summarizes the balances due on December 31, 2007 and 2006:

	December 31,
	2007	2006
Principal	$97,500	$97,500
Accrued Interest	93,747	82,047
Total	$191,247	$179,547

In 2007, the Company transferred a note payable on a capital lease to an operating lease which will expire in 2009.

On August 27, 2007, the Company converted two promissory notes to shares of common stock. The holders of the notes received 397,163 shares and 165,011 shares of common stock respectively. The stock was valued at $0.23 per share.

7. INCOME TAXES

Income tax expense (benefit) consists of the following:

	Year ended December 31,
	2007	2006
Current
Federal	$-	$-
State	-	-
	-	-
Deferred
Federal	(1,453,412)	(1,000,088)
State	(337,479)	(238,495)
	(1,790,891)	(1,238,583)
Current and deferred	(1,790,891)	(1,238,583)
Valuation allowance	1,790,891	1,238,583
Total	$-	$-

A reconciliation of income tax benefit to the amount computed using statutory federal rates is as follows:

	Year ended December 31,
	2007	2006
Tax at statutory rate	$(1,585,019)	$(1,099,625)
Non-deductible expenses	10,115	18,449
State income tax (benefit)	(215,987)	(157,407)
Valuation allowance	1,790,891	1,238,583
	$-	$-

The Company has implemented SFAS No. 109 “Accounting for Income Taxes”, which provides for a liability approach to accounting for income taxes. Total deferred tax assets and liabilities at December 31 are as follows:

	2007	2006
Deferred tax assets - Tax NOL	$3,335,927	$2,460,383
Valuation allowance	(3,335,927)	(2,460,383)
	$-	$-

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in the statement of operations in the period that includes the enactment date.

The Company has available at December 31, 2007 unused federal and state net operating loss carry forwards totaling $9,921,079 that may be applied against future taxable income that expire in the years 2008 through 2021. The tax benefit of these net operating loss carry forwards, based on an effective tax rate of 40% is approximately $3,335,927. Management believes it is more likely than not that all of the deferred tax asset will not be realized. A valuation allowance has been provided for the entire deferred tax benefit.

8. LEASE COMMITMENTS

The Company leases office equipment and vehicles under operating leases with terms ranging from 13 months to 60 months. The annual non-cancelable operating lease payments on these leases are as follows:

2008	$68,788
2009	36,768
2010	28,863
2011	16,933
2012	2,720
Thereafter	-
$154,072

The Company entered into a lease agreement for 11,856 square feet of office and operations space in Bethel, Connecticut. Rent commenced on May 1, 2006 and will initially be at a cost of $8,151 per month plus taxes and certain other fees. The straight line monthly expense in accordance with SFAS 13 is $9,045. The lease is for a ten year term with two subsequently renewable five year terms. The annual non-cancelable lease payments subject to this lease are:

2008	$99,788
2009	102,752
2010	105,716
2011	108,680
2012	111,644
Thereafter	353,111
$881,691

9. PREFERRED STOCK

On January 23, 2006, pursuant to the terms of the Merger, the former holders of 3,489,527 shares of Aduromed's series A preferred stock of (par value $0.01 per share) became holders of all 6,263,702 shares of the Company's designated Series A Preferred Stock (par value $0.0001) plus warrants to purchase 6,263,702 shares of the Company's common stock.

Concurrent with the Merger, the Company sold 15,780,160 shares of the Company's newly-designated Series B Preferred Stock (par value $0.0001), plus Series B Preferred Warrants to purchase an aggregate of 15,780,160 shares of the Company's common stock for $5,010,970.

Both series of preferred stock require the payment of dividends at 6% per annum.

AII has accrued $602,000 in liquated damages payable to its preferred stockholders.

Each share of Series A Preferred Stock and Series B Preferred Stock shall be convertible, at the option of the holder thereof upon exercise, without the payment of additional consideration, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the price paid for each share of Series A Preferred Stock and Series B Preferred Stock ($0.31755) by the conversion price (the original purchase price, subject to adjustment, among other things, for the issuance of any shares of Common Stock at a price below the price paid for the Series A Preferred Stock or Series B Preferred Stock). Under certain circumstances the Company may cause the conversion of all, but not less than all, of the Series A Preferred Stock and/or the Series B Preferred Stock into Common Stock provided that the closing price of the Common Stock has exceeded the conversion price of the Series A Preferred or the Series B Preferred Stock, as the case may be, by four times for at least twenty (20) trading days in a period of thirty (30) consecutive trading days.

On September 26, 2007, the number of authorized shares of Preferred Stock, par value $0.0001, was increased from 40,000,000 to 60,000,000

10. COMMON STOCK

On January 23, 2006, pursuant to the Merger Agreement the former holders of Aduromed's 10,965,600 outstanding shares of common stock (par value $0.01 per share) became the holders of 19,683,254 shares of common stock (par value $0.0001) of the 20,683,257 outstanding shares of the Company's common stock.

On January 31, 2006, 682,100 shares of common stock were issued to two convertible note holders who converted the full value of their notes at $0.29 per share for a value of $200,000.

On April 16, 2007, the number of authorized Common Stock, par value $0.0001, was increased from 100,000,000 to 130,000,000

From August 23, 2007 through December 31, 2007, 375,000 shares of common stock were issued to a business advisor and consultant to the Company as part of his compensation package. The stocks were valued at $0.30 per share for a total value of $112,500. The Company has a further obligation to issue 75,000 shares of common stock per month through August 22, 2008.

On August 27, 562,174 shares of common stock were issued to two note holders who converted the full value of their promissory notes at $0.23 per share for a value of $129,301.

On September 26, 2007, the number of authorized shares of Common Stock, par value $0.0001, was increased from 130,000,000 to 200,000,000

During 2007, 44,875 shares of common stock were issued pursuant to stock option agreements.

11. STOCK OPTIONS AND WARRANTS

The Company has issued detachable warrants along with convertible notes throughout 2005 to obtain bridge financing. The estimated value of the warrants has been added to paid-in-capital and amortized to interest expense over the lives of the loans.

The Company has adopted SFAS 123(R) for the accounting of employee stock options issued during 2005. Therefore, the estimated value of the options issued is amortized to compensation expense over their requisite service periods.

Stock option and warrant transactions are summarized as of December 31, 2007 and 2006 as follows:

	Stock Options		Warrants
	December 31,		December 31,
	2007	2006	2007	2006
Outstanding - beginning of year	10,927,774	10,477,774	29,845,865	11,861,319
Granted	460,000	450,000	5,229,500	17,984,546
Exercised	44,875	-	-	-
Forfeited	44,875	-	1,846,067	-
Outstanding - end of period	11,298,024	10,927,774	33,229,298	29,845,865

The following table provides certain information with respect to the above-referenced stock options and warrants outstanding at December 31, 2007:

			Weighted	Weighted
	Number	Exercise	Average	Average
	Outstanding	Price Range	Exercise Price	Life in Years
Options	11,298,024	$0.05 - $0.55	$0.21	5.2
Warrants	33,229,298	$0.05 - $0.56	$0.34	3.4

The following table provides certain information with respect to the above-referenced stock options and warrants exercisable at December 31, 2007:

			Weighted	Weighted
	Number	Exercise	Average	Average
	Exercisable	Price Range	Exercise Price	Life in Years
Options	7,843,309	$0.05 - $0.55	$0.16	4.3
Warrants	33,229,298	$0.05 - $0.56	$0.34	3.4

The estimated fair values at date of grant were $.15 to $.42 for the options granted above, using the Black-Scholes option valuation model with the following assumptions:

Expected life in years	3 – 10
Interest rate	4.75% - 6%
Volatility	0.01% - 150%
Dividend yield	0%

Pursuant to the Merger, all warrants issued by Aduromed then outstanding ("Aduromed Warrants") were converted into warrants issued by AII to purchase AII shares of Common Stock at a conversion rate of 1.795 shares of AII Common Stock for each share covered by the Aduromed Warrants with an exercise price per share reduced by a corresponding factor of 1.795. The modifications of these options did not result in any additional stock compensation expense under FAS 123 (R).

12. RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, the FASB issued Statement of Financial Accounting Standard 157, “Fair Value Measurements” (“SFAS No. 157”).  SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements.  SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements.  SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007.  The Company is in the process of evaluating the impact of the adoption of SFAS No. 157 will have on the Company’s consolidated results of operations and financial condition and is currently not in a position to determine such effect.

On February 15, 2007, FASB issued SFAS No. 159, entitled “The Fair Value Option for Financial Assets and Financial Liabilities.”  The guidance in SFAS No. 159 “allows” reporting entities to “choose” to measure many financial instruments and certain other items at fair value.  The objective underlying the development of this literature is to improve financial reporting by providing reporting entities with the opportunity to reduce volatility in reported earnings that results from measuring related assets and liabilities differently without having to apply complex hedge accounting provisions, using the guidance in SFAS No. 133, as amended, entitled “Accounting for Derivative Instruments and Hedging Activities”.  The provisions of SFAS No. 159 are applicable to all reporting entities and are effective as of the beginning of the first fiscal year that begins subsequent to November 15, 2007. We do not believe this new accounting standard will have a material impact on our financial condition or results of operations.